Exhibit 10.12(1)

UNITED PARCEL SERVICE, INC.

DISCOUNTED EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED AND RESTATED

EFFECTIVE OCTOBER 1, 2002

AMENDMENT NUMBER ONE

Pursuant to authority granted by the Board of Directors of United Parcel Service, Inc., the Board hereby adopts the following amendment to the United Parcel Service, Inc. Discounted Employee Stock Purchase Plan (the “Plan”) pursuant to Section 15 thereof, to add a new Section 12(b) to provide for a two-year holding period for any shares of Stock acquired pursuant to the Plan and to make certain other conforming amendments effective for shares purchased in Purchase Periods beginning on or after October 1, 2005:

1.	The third paragraph of Section 11, Delivery of Stock, hereby is amended to add the phrase “for which the Two-year Period (as defined in § 12(b)) has ended” to the end of the first sentence of such paragraph and to add the phrase “for which the Two-year Period has ended” to the end of the last sentence of such paragraph.

2.	The current text of Section 12, Transferability, hereby is renumbered as subsection (a), with a new heading “Account Balance; Exercise Right,” and Section 12 hereby is amended to add the following new subsection (b):

(b) Shares of Stock . In addition, no shares of Stock acquired by an Eligible Employee upon the exercise of an option under this Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way (other than by will or the laws of descent and distribution) for a period of two years following such acquisition by the Eligible Employee (the “Two-year Period”) and any attempt to do so shall be without effect. Notwithstanding the foregoing, an Eligible Employee shall have the right to request that the Administrator permit a disposition of shares of Stock prior to the end of the Two-year Period if the Eligible Employee experiences a severe financial hardship resulting from divorce, an illness or accident of the Eligible Employee, the Eligible Employee’s spouse, or a dependent of the Eligible Employee, loss of the Eligible Employee’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Eligible Employee. The Administrator shall determine whether to grant the Eligible Employee’s request and the number of shares of Stock that may be disposed of pursuant to such request. The amount of shares of Stock disposed of to alleviate the hardship shall be limited to the amount necessary to meet the hardship.

3.	Section 19, Withholding, hereby is amended to insert the phrase “, pursuant to a hardship request under § 12(b),” immediately following the term “Eligible Employee” and immediately prior to the phrase “prior to the expiration of the holding periods required under Code § 423.”

4.	The first sentence of Section 20, Notice of Disqualifying Disposition, hereby is amended to insert the phrase “, pursuant to a hardship request under § 12(b),” immediately following the term “Eligible Employee” (the third time it appears in such sentence) and immediately prior to the phrase “disposes of any of such shares of Stock.”

IN WITNESS WHEREOF, the undersigned certifies that United Parcel Service, Inc., based upon action by the Board dated June 3, 2005, has caused this Plan Amendment No. 1 to be adopted.

ATTEST:	UNITEDPARCEL SERVICE, INC.

/s/ Allen E. Hill	/s/ Michael L. Eskew
Allen E. Hill Secretary	MichaelL. Eskew Chairman

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